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Exhibit 5.2

CONSENT OF STIKEMAN ELLIOTT LLP

TO:
THE SOLE DIRECTOR OF SPROTT ASSET MANAGEMENT GOLD BID GP INC., AS GENERAL PARTNER OF SPROTT ASSET MANAGEMENT GOLD BID LP

  THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC., AS GENERAL PARTNER OF SPROTT ASSET MANAGEMENT LP AND AS GENERAL PARTNER OF THE MANAGER OF SPROTT PHYSICAL GOLD TRUST

        We hereby consent to the references to our name contained under the heading "Legal Matters" and to our opinions contained under Section 20 "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated May 27, 2015 made by Sprott Asset Management Gold Bid LP to the holders of units of Central GoldTrust.

(Signed) Stikeman Elliott LLP
Toronto, Canada
May 27, 2015

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  Exhibit 5.2
CONSENT OF STIKEMAN ELLIOTT LLP